SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following is a letter to certain clients of U.S. Financial Life Insurance Co., a subsidiary of The MONY Group. The merger agreement for AXA Financial, Inc.’s acquisition of The MONY Group was filed by The MONY Group under cover of Form 8-K on September 18, 2003 and is incorporated by reference into this filing.

September 18, 2003

To Our Valued Clients:

I have some exciting news to share with you.

Our parent company, The MONY Group, recently announced that it has entered into an agreement to become a wholly-owned subsidiary of AXA Financial, Inc. The transaction is subject to shareholder and regulatory approvals and other customary closing conditions and is expected to close by the end of the first quarter of 2004.

With approximately $415 billion in assets under management as of December 31, 2002, AXA Financial is one of the world’s premier financial services organizations. And you may recognize some of AXA Financial’s strong brands: The Equitable Life Assurance Society of the U.S., Alliance Capital Management L.P, and Sanford C. Bernstein & Co. AXA Financial is a subsidiary of AXA Group, a worldwide leader in financial protection and wealth management with major operations in Western Europe, North America, and the Asia/Pacific region. The AXA American Depository Share is listed on the NYSE under the ticker symbol AXA.

While there will be a number of positive changes as a result of this transaction, let me assure you that the key factors that have enabled us to form a strong relationship with you will not change. Most importantly, you will continue to receive the same high level of support and service that you have come to expect from U.S. Financial Life.

Joining with AXA Financial, a company that is among the most respected in our industry, will bring important advantages to U.S. Financial Life. As part of this large, diverse financial services industry leader, we will enjoy a strong platform for our continued growth and success. And we will be able to leverage off of AXA’s global size and scale in areas such as technology and service delivery.

I will keep you apprised of further developments as they unfold over the coming months. Please feel free to contact me with any questions you may have.

This is an exciting time for our employees and clients alike. With the strength of AXA Financial behind us, our ability to serve you will be greatly enhanced. Thank you for your ongoing commitment to USFL.

Sincerely,

/s/ PAUL ANISKOVIACH

Paul Aniskoviach President and Chief Executive Officer U.S. Financial Life Insurance Co.

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Important Legal Information

MONY intends to file a proxy statement and AXA Financial and MONY intend to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the proxy statement regarding the acquisition, carefully in its entirety when it becomes available, because it will contain important information about the proposed transaction. A definitive proxy statement will be sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus, when it becomes available, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s web site at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by directing a written request to Shareholder Services, MONY, 1740 Broadway, New York, N.Y. 10019; Attn. John MacLane (jmaclane@mony.com.), or to AXA Financial, 1290 Avenue of the Americas, New York, N.Y. 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).

Certain Information Concerning Participants: MONY, its directors, executive officers and certain members of management and employees may be soliciting proxies from MONY shareholders in favor of the approval of the transaction. Information regarding such officers and directors is included in MONY’s proxy statement for its 2003 Annual Meeting of shareholders filed with the SEC on May 2, 2003.